Exhibit 4.22

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

Working Capital Loan Contract

(Applicable to ZHONGYINJIELITONGBAO products)

Number: PDK476780120240487

Borrower: Guangzhou Shuzhi Communication Culture Co., LTD

Unified Social Credit Code: 91440101MA5CKKEXX7

Legal representative/Person in charge: Huang Zhuoqin

Address: Room 1101, 156 Nanzhou Road, Haizhu District, Guangzhou, China (office only)

Zip Code; 510000

Depository institution and account number: Bank of China Limited Guangzhou Panyu Luoxi

Branch 718573934862

Tel: 13599518650

Fax: /

Lender: Panyu Branch, Guangzhou, Bank of China Limited

Legal representative/Responsible person: He Ganbo

Address: 338 Qinghe East Road, Qiao Town, Panyu City

Zip code: 511400

Tel: 84696493

Fax: /

The Borrower and the Lender, through equal consultation, have reached an agreement on the issuance of working capital loans by the Lender to the Borrower and hereby enter into this Contract.

Article 1 Loan amount

Currency of the loan: Renminbi

Amount of the loan: (in words) Six million Two hundred thousand yuan; (¥6,200,000.00).

Article 2 Term of loan

Loan term: 12 months, counted from the date of actual withdrawal.

Article 3 Purpose of the loan

Purpose of borrowing: Used to repay the outstanding principal balance (first) under the Working Capital Loan Contract no. PDK476780120230344 (for “ZHONGYINJIELITONGBAO” product) and the Withdrawal Application No. PDK476780120230344 (for “ZHONGYINJIELITONGBAO” product) signed by the borrower and the lender The amount determined in article). Without the written consent of the Lender, the Borrower shall not change the purpose of the borrowings, including but not limited to the Borrower shall not use the borrowings for fixed assets, equity and other investments, shall not use the borrowings for any fields and purposes prohibited by laws, regulations, regulatory provisions or the state for production or operation, shall not use the borrowings for sub-lending or purchase of other financial products for arbitrage, and shall not use the borrowings for illegal increase of local government hidden debts. And other uses of bank loans are prohibited.

Article 4 Interest rates on loans and settlement of interest

The Lender shall express to the Borrower the annualized interest rate of the loan hereunder through the Notification Letter of the annualized Interest Rate of the Loan attached hereto. If the annualized interest rate of the loan hereunder is only calculated according to the interest rate of the loan expressly stated in paragraph 1 of this Article, the aforementioned Notification Letter of the annualized Interest rate of the loan shall not apply.

1. Borrowing rate

The borrowing interest rate (annualized interest rate, simple interest) is a floating interest rate, which is re-priced every 12 months in a floating period starting from the actual withdrawal date. The repricing date shall be the first day of the next floating cycle, that is, the starting date shall be the corresponding day of the repricing month, or the last day of the month if there is no corresponding day of the month.

For withdrawals under this Contract:

Floating interest rate on RMB borrowings

A. The interest rate of the first installment (from the actual withdrawal date to the expiration date of the floating period) shall be the 1-year loan market quoted rate +60.0 basis points as recently published by the National Inter-Bank Offered Center one working day prior to the actual withdrawal date;

B. On the repricing date, it shall be repriced together with other sub-withdrawals according to the 1-year loan market quotation rate +60.0 basis points recently published by the National Inter-Bank Lending Center one working day prior to the repricing date, which shall be the applicable interest rate of the floating period.

2. Interest calculation

The interest shall be calculated from the actual date of withdrawal by the borrower and shall be calculated according to the actual amount of withdrawal and the number of days of use.

Interest calculation formula: interest = principal × actual days × daily interest rate.

The daily interest rate is calculated based on 360 days a year, and the conversion formula is: daily interest rate = annual interest rate /360.

3. Method of interest settlement

The borrower shall settle the interest in the following manner (1) :

(1) Interest shall be settled quarterly, with the 20th day of the end of each quarter as the interest settlement date and the 21st day as the interest payment date.

(2) Interest shall be settled monthly, with the 20th day of each month as the settlement date and the 21st day as the coupon payment date.

If the last repayment date of the loan principal is not the Coupon payment date, the last repayment date of the loan principal is the Coupon payment date and the borrower shall pay all the interest payable.

4. Penalty interest

(1) If the loan is used overdue or not for the purpose agreed in the contract, penalty interest shall be calculated and charged at the penalty interest rate stipulated in this paragraph for the overdue or misappropriated part from the date of overdue or misappropriated until the principal and interest are paid off.

For loans that are both overdue and misappropriated, penalty interest shall be calculated and charged at a higher penalty interest rate.

(2) For the interest and penalty interest that the borrower fails to pay on time, compound interest shall be calculated according to the penalty interest rate agreed in paragraph 3 of this Article in the manner of interest settlement agreed in paragraph 3 of this Article.

(3) the penalty interest rate

A. Float from the date of overdue or misappropriation in accordance with the floating period stipulated in paragraph 1 of this Article. The penalty interest repricing date shall be the date of overdue or misappropriation on the corresponding day of the repricing month; if there is no corresponding day in the current month, the last day of the current month shall be the penalty interest repricing date.

B. The penalty interest rate for overdue loans shall be 50% plus the base rate of penalty interest determined in subparagraph C of this paragraph, and the penalty interest rate for misappropriated loans shall be 100% plus the base rate of penalty interest determined in subparagraph C of this paragraph.

C. The base interest rate of penalty interest in the first floating period shall be the overdue or misappropriated loan interest rate actually implemented in the current period, and the base interest rate of penalty interest in the next floating period after each floating period shall be repriced on the repricing date in accordance with the manner stipulated in paragraph 1 of this Article.

Article 5 Conditions for withdrawal

The borrower shall meet the following conditions for withdrawal

1. This Contract and its annexes have come into force

2. the Borrower has provided the guarantee as required by the Lender, the guarantee contract has become effective and the statutory approval, registration or filing procedures have been completed;

3. The Borrower has reserved with the Lender the Borrower’s documents, receipts, seals, name list and signature samples in connection with the conclusion and performance of this Contract, and has completed the relevant vouchers;

4. The Borrower has opened the account necessary for the performance of this Contract as required by the Lender;

5. Submit a written withdrawal application to the lender 5 banking days prior to the withdrawal, and fill in the relevant vouchers required for the return of the original loan (such as transfer check, telegraphic transfer form, domestic remittance application form, import bill, etc.) to handle the relevant withdrawal procedures;

6. The Borrower has submitted to the Lender the resolution and authorization letter of the board of Directors or other competent authorities agreeing to sign and perform the Contract;

7. Other withdrawal conditions stipulated by law and agreed by both parties.

If the above withdrawal conditions are not satisfied, the Lender shall have the right to reject the borrower’s withdrawal application, unless the lender agrees to make the loan.

Article 6 Time and method of withdrawal

The borrower is due to make a lump sum withdrawal on May 2024.

Article 7 Payment of loan funds

1. Payment method of borrowed funds

The borrower submits the withdrawal application to the lender, and the lender issues the loan funds after examination and approval according to the withdrawal application of the borrower. The Borrower hereby authorizes that: the Lender shall directly use the borrowed funds to repay the outstanding principal balance of the Borrower as stipulated in Article 3 hereof; Or after the lender issues the loan funds to the settlement account opened by the borrower at the Lender, the lender shall directly deduct the outstanding principal balance of the borrower as agreed in Article 3 hereof.

2. Specific requirements for payment of the loan funds

(1) Provide transaction information. The Borrower shall, at the time of withdrawal, provide the lender with its repayment account and supporting materials to prove that the withdrawal is in conformity with the purpose agreed in the loan contract. The Borrower shall ensure that all the materials provided to the Lender are true, complete and valid. If the Lender fails to fulfill its payment obligations in time due to the untrue, inaccurate or incomplete transaction information provided by the Borrower, the Lender shall not assume any responsibility, and the Borrower shall bear the interest, penalty interest and other liabilities for breach of contract arising from the overdue loan.

(2) If the lender finds that the purpose certificate materials and other relevant transaction materials provided by the Borrower do not conform to provisions hereof or have other defects after examination, it shall have the right to require the Borrower to supplement, replace, explain or re-submit relevant materials and submit them before the Borrower

The Lender shall have the right to refuse the issuance and payment of relevant funds before the relevant transaction materials deemed qualified by the Lender.

3. Under any of the following circumstances, the Lender has the right to re-determine the disbursement of the loan or to stop the disbursement of the loan funds:

(1) The borrower fails to implement the conditions for the approval of the credit;

(2) the borrower fails to repay the interest payable on the original loan;

(3) the borrower has been blacklisted by our bank or has been notified by the regulator that there are major risk factors;

(4) the borrower or actual controller has outstanding overdue records in the basic database of financial credit information;

(5) bad records caused by malicious acts of the borrower in the “National Court Information inquiry system of the person subject to execution”;

(6) the Borrower is involved in money laundering, terrorist financing, financial fraud, tax evasion, infringement of intellectual property rights and other illegal and criminal acts or violations of sanctions deemed applicable by the lender.

Article 8 Repayment

1. The Borrower designates the following account as the fund withdrawal account, and the borrower’s fund withdrawal shall be entered into the account. The Borrower shall provide information on the flow of funds into and out of the account in a timely manner. The lender shall have the right to require the borrower to explain the inflow and outflow of large and abnormal funds in the fund withdrawal account and to supervise the account.

Account name: Guangzhou Shuzhi Communication Culture Co., LTD

Account number 718573934862

2. Unless otherwise agreed by both parties, the Borrower shall repay the loan under this contract in accordance with the repayment plan (3) below:

(1) Repay all the loans under this Contract on the maturity date of the loan term.

(2) Repay the loans under this Contract according to the following repayment plan:

Repayment time	Amount of repayment

(3) Other repayment plan: The first repayment of the loan principal of RMB100,000 will be made on September 2, 2024, and the second day of each month thereafter. The last repayment date shall be subject to the loan IOU record, and all the remaining principal shall be repaid. If the Borrower needs to change the aforesaid repayment plan, it shall submit a written application to the Lender 30 bank working days prior to the maturity of the corresponding loan, and the change of the remittance plan shall be confirmed in writing by both parties.

3. Unless otherwise agreed by the parties, the Lender shall have the right to decide the sequence of repayment of the principal or the repayment of the interest and the expenses for realizing the creditor’s right if the Borrower defaults on the principal and interest of the loan and the expenses for realizing the creditor’s right at the same time; In the case of installment repayment, if there are multiple due loans or overdue loans under this Contract, the lender has the right to decide the repayment order of a certain repayment by the borrower; If there are more than one overdue loan contract between the borrower and the lender, the lender has the right to determine the order of the contract to be performed by the borrower for each repayment.

4. Unless otherwise agreed by both parties, the Borrower may repay the loan in advance, but shall notify the lender in writing 30 banking days in advance. The amount paid in advance will be used first to repay the last due loan and repaid in reverse order.

5. The borrower repays the loan in (1) of the following ways.

(1) The Borrower shall deposit sufficient funds in the following repayment account not later than 3 banking working days prior to the maturity of each principal and interest payment, and the Lender shall have the right to deduct the collection from the account on its own initiative on the due date of each principal and interest payment.

Account name: Guangzhou Shuzhi Communication Culture Co., LTD.

Account number: 718573934862.

(2) Other repayment methods agreed by both parties.

Article 9 Guarantee

1. The debt hereunder shall be guaranteed in the following ways:

(1) This contract is the main contract under the Maximum Amount Guarantee Contract No. PBZ476780120230737 signed by the Guarantor Huang Zhuoqin and the Lender, who shall provide the maximum amount guarantee.

(2) This contract belongs to the main platform under the Maximum Guarantee Contract No. PBZ476780120230738 signed by the Guarantor Xiamen Pupu Culture Co., Ltd. and the Lender, and it shall provide the maximum guarantee.

(3) This contract belongs to the main contract under the Maximum Guarantee Contract numbered PDY476780120230380 signed by the guarantor Guangzhou Shuzhi Communication Culture Co., Ltd. and the Lender. The maximum guarantee shall be provided by the guarantor.

2. If the Borrower or the guarantor occurs any event that the Lender believes may affect its ability to perform the Agreement, or the guarantee contract becomes invalid, cancelled or rescinded, or the financial situation of the borrower or the guarantor deteriorates or is involved in major litigation or arbitration cases, or the accounts of the borrower or the guarantor are closed, or for other reasons may affect its ability to perform the Agreement, Or if the guarantor defaults under the guarantee contract or other contracts between the Lender and the Guarantor, or the guarantee is devalued, damaged, lost or sealed up, resulting in the weakening or loss of the value of the guarantee, the Lender has the right and the Borrower has the obligation to provide a new guarantee or replace the guarantor to guarantee the obligations hereunder.

Article 10 Declarations and undertakings

1. The Borrower declares as follows:

(1) The Borrower is lawfully registered and lawfully existing, and has full capacity for civil rights and conduct necessary for signing and performing this Contract;

(2) The signing and performance of this Contract is based on the true intention of the Borrower, has been legally and effectively authorized in accordance with its articles of association or other internal management documents, and will not violate any agreement, contract or other legal documents binding on the Borrower; The Borrower has obtained or will obtain all relevant approvals, permits, records or registrations necessary for the signing and performance of this Contract;

(3) All documents, financial statements, vouchers and other materials provided by the Borrower to the Lender under this Contract are true, complete, accurate and valid;

(4) The transaction background of the Borrower’s application for assignment of business to the Lender is true and legal, does not involve money laundering, terrorist financing, financing of weapons of mass destruction proliferation, tax evasion, fraud and other illegal purposes, and does not involve violation of sanctions provisions of the United Nations, China or other countries deemed applicable by the Lender;

(5) the Borrower does not conceal from the Lender events that may affect its and the guarantor’s financial position and ability to perform the Agreement;

(6) There is no risk of energy consumption or pollution if the borrower and the loan project meet the national environmental protection standards, and the enterprises and projects with serious energy consumption or pollution problems and ineffective rectification are announced and recognized by the relevant state departments;

(7) Other matters declared by the Borrower: (none)

2. The Borrower undertakes as follows:

(1) To submit its financial statements (including but not limited to annual, quarterly and monthly reports) and other relevant information to the Lender on a regular or timely basis as required by the Lender: The Borrower shall ensure that it continues to meet the requirements of the following financial indicators: The Borrower’s asset-liability ratio shall not exceed 90%;

(2) If the Borrower has entered or will enter into a counter-guarantee agreement or similar agreement with the guarantor of this Contract in respect of its guarantee obligations, such agreement will not prejudice any of the Lender’s rights under this Contract;

(3) accept the lender’s credit check and supervision, and provide adequate assistance and cooperation; The borrower shall, as required by the lender, regularly aggregate and report the payment and use of the loan funds, and the specific aggregate report time is monthly.

(4) In the event of the Borrower’s merger, division, capital reduction, equity transfer, foreign investment, substantial increase in debt financing, transfer of major assets and creditor’s rights and other matters that may adversely affect the Borrower’s ability to repay the loan, the Borrower shall obtain the lender’s prior written consent;

The Borrower shall promptly notify the lender of any of the following events:

A. Changes in the articles of association, business scope, registered capital and legal representative of the borrower or guarantor;

B. Any form of joint venture, joint venture with foreign investors, cooperation, contract operation, reorganization, restructuring, planned listing and other business mode changes;

C. Involved in major litigation or arbitration cases, or the property or security is sealed, seized or supervised, or new security is set up on the security;

D. Closure of business, dissolution, liquidation, suspension of business for rectification, cancellation, revocation of business license, (being) applied for bankruptcy, etc.;

E. shareholders, directors and current senior management are involved in major cases or economic disputes;

F. The borrower has not defaulted on any other contract;

G. Business difficulties or deterioration of financial position occur;

(5) the order in which the borrower pays off its debts to the lender has precedence over the loans made to it by the shareholder of the borrower and is no less than the similar debts of other creditors;

Moreover, the Borrower shall not repay the loan from the shareholder of the Borrower from the commencement of this Contract until the repayment of the principal, interest and related expenses of the loan under this Contract is completed;

(6) When the net profit after tax of the relevant fiscal year is zero or negative, or the after-tax profit is not enough to make up the accumulated loss of the previous fiscal year, or the pre-tax profit is not used to repay the principal, interest and expense payable by the Borrower during the fiscal year, or the pre-tax profit is not enough to repay the principal, interest and expense of the next period, The borrower shall not distribute dividends and bonuses to the shareholders in any form;

And (7) the Borrower does not dispose of its own assets in a manner that reduces its ability to repay its debts. The borrower undertakes that the total amount of its external guarantees shall not exceed one time of its own net assets, and the total amount of external guarantees and the amount of individual guarantees shall not exceed the limits prescribed by its articles of association;

(8) The Borrower shall not transfer the loan funds under this Contract to the account of the same name or the account of the related party, except for the purpose agreed herein or with the consent of the Lender.

Transfer to the account of the Borrower with the same name or the account of the related party; The borrower shall provide relevant supporting materials;

(9) The loan conditions provided by the Borrower to the Lender, such as the guarantee conditions, the pricing of the loan interest rate and the order of repayment, shall not be lower than those provided to any other financial institution now or in the future;

(10) The lender shall have the right to withdraw the loan in advance according to the borrower’s withdrawal of funds;

(11) Cooperate with the lender in conducting due diligence, providing and updating information about the customer and its beneficial owner, and providing background information about the transaction;

(12) Other commitments of the Borrower: (none)

Article 11 Disclosure of related transactions within the Group to which the borrower belongs

The Parties agree that Article 1 of the following shall apply:

1. The Borrower does not belong to the group customers identified by the Lender in accordance with the Guidelines on Risk Management for the Credit Granting Business of Commercial Banks’ Group Customers (the “Guidelines”).

2. The Borrower is a group customer identified by the Lender in accordance with the Guidelines on Risk Management of Group Customer Credit Business of Commercial Banks (the “Guidelines”). The Borrower shall report to the Lender in a timely manner the related transactions of more than 10% of its net assets, including the related relationship of the parties to the transaction, the transaction items and the nature of the transaction, the amount or corresponding proportion of the transaction, and the pricing policy (including transactions with no amount or only a nominal amount).

Under any of the following circumstances, the Lender shall have the right to unilaterally decide to stop paying the loan that has not been used by the Borrower and to recover part or all of the principal and interest of the loan in advance: Using a false contract with a related party to discount or pledge the creditor’s rights such as notes receivable and accounts receivable without actual trade background to the bank in order to extract bank funds or credit, major merger, acquisition and reorganization or other circumstances, which the lender considers may affect the security of the loan; Intentionally evading and abolishing bank claims through related party transactions; Other circumstances as provided for in Article 18 of the Guidelines.

Article 12 Breach of contract and its handling

Any of the following shall constitute or be deemed to be an event of default by the Borrower under this Contract:

1. The Borrower fails to perform its payment and repayment obligations to the Lender as agreed herein;

2. The Borrower fails to use the loan funds in the manner agreed herein or fails to use the obtained funds for the purposes agreed herein; Or the Borrower uses the loan funds to transfer loans or purchase other financial products for arbitrage;

3. The Borrower’s statements in this Contract are untrue or violate its commitments in this Contract;

4. The Borrower fails to provide a new guarantee or replace the guarantor in accordance with the provisions of Article 10 (2) (4), which the Lender considers may affect the financial condition and performance ability of the Borrower or guarantor;

5. Deterioration of the Borrower’s credit standing or deterioration of the Borrower’s financial indicators such as profitability, solvency, operating capacity and cash flow, which violates the index constraints agreed herein or other financial agreements;

6. The Borrower defaults under other contracts with the lender or other institutions of Bank of China Limited; Defaults occur under credit contracts between the Borrower and other financial institutions;

7. The guarantor violates the agreement of the guarantee contract, or defaults under other contracts with the lender or other institutions of Bank of China Limited;

8. The Borrower terminates its business or is dissolved, revoked or bankrupt.

9. The Borrower is involved or may be involved in major economic disputes, litigation or arbitration, or its assets are sealed up, seized or enforced, or the Borrower is investigated and investigated or punished by judicial authorities, tax authorities, industry and commerce or other administrative authorities according to law, which has or may affect the performance of its obligations hereunder;

10. The Borrower’s performance of its obligations hereunder has been or may be affected by the abnormal changes or disappearance of its main investor or key management personnel, or by the judicial authorities’ investigation or restriction of personal freedom according to law;

11. When the lender audits the Borrower’s financial position and performance ability every quarter (i.e., every second quarter after the effective date of this Contract), it finds that there are any circumstances that may affect the Borrower’s or the guarantor’s financial position and performance ability;

12. The designated fund withdrawal account has large or abnormal inflows and outflows of funds and the borrower cannot provide explanatory materials approved by the lender;

13. The borrower directly or indirectly participates in illegal acts of usury;

14. The Borrower refuses to cooperate with the Lender in carrying out due diligence, or the Borrower is included in the United Nations, China or other sanctions deemed applicable by the Lender, the Lender finds that the Borrower’s transactions are illegal or in violation of such sanctions, or the Lender has reasonable grounds to suspect that the Borrower or its related transactions/counterparties are involved in money laundering, terrorism or terrorist financing;

15. The Borrower breaches other provisions of this Contract relating to the rights and obligations of the parties.

In case of any breach of contract specified in the preceding paragraph, the Lender shall have the right to take the following measures separately or simultaneously according to the specific circumstances: 1. Require the borrower or the guarantor to correct its default within a time limit;

2. Reduce, suspend, cancel or terminate the credit line extended to the Borrower in whole or in part;

3. Suspend or terminate in whole or in part the application of the Borrower for withdrawal of funds and other business under this Contract or other contracts between the Borrower and the lender; Suspend or cancel, terminate the issuance, payment and handling of loans and trade financing that have not yet been issued in whole or in part;

4. Declare all or part of the outstanding principal and interest of loans/trade finance amounts and other amounts payable under this Contract and other contracts between the Borrower and the lender immediately due;

5. Terminate or rescind this Contract and terminate or rescind all or part of other contracts between the Borrower and the Lender;

6. Require the Borrower to compensate the Lender for the losses caused by its breach of contract, including but not limited to the loss of litigation costs, attorney’s fees, notary fees, enforcement fees and other related expenses caused by the realization of the creditor’s rights;

7. Deduct the amounts in the accounts opened by the Borrower with the Lender and other institutions of Bank of China Limited to satisfy all or part of the debts owed by the Borrower to the Lender under this Contract. The amount not due in the account shall be deemed to be due early. If the currency of the account is different from the Lender’s business valuation currency, it shall be converted according to the lender’s foreign exchange rate applicable at the time of collection;

8. Exercising the right of security;

9. Require the guarantor to bear the warranty liability;

10. Such other measures as the lender deems necessary and possible.

Article 13 Reservation of rights

The failure of either party to exercise part or all of its rights under this Contract or to require the other party to perform or assume part or all of its obligations and liabilities shall not constitute a waiver of such rights or waiver of such obligations and liabilities.

Any tolerance, extension or postponement of the rights under this Contract by either party to the other party shall not affect any rights enjoyed by the other party under this Contract, laws and regulations, nor shall it be deemed as a waiver of such rights.

Article 14 Alteration, modification and termination

This Contract may be modified or modified in writing upon mutual agreement of both parties through negotiation. Any modification or modification shall form an integral part of this Contract.

Unless otherwise provided by laws and regulations or agreed by the parties, this Contract shall not be terminated until all rights and obligations hereunder have been performed.

Unless otherwise provided by laws or regulations or agreed by the parties, the invalidity of any provision of this Contract shall not affect the legal validity of the other provisions.

Article 15 Application of law and dispute settlement

This contract shall be governed by the laws of the People’s Republic of China.

After this Contract comes into force, all disputes arising out of the conclusion, performance or in connection with this Contract shall be settled by both parties through negotiation. If no agreement can be reached through negotiation, either party may adopt the first of the following methods to resolve the dispute:

1. The case shall be submitted to Guangzhou Arbitration Commission for arbitration, which shall be conducted in Guangzhou, China (the place of arbitration) in accordance with the Commission’s arbitration rules in effect at the time of submission of the application.

2. Bring a suit in accordance with law to the people’s court of the place where the lender or any other institution of Bank of China Limited exercising its rights and obligations under this Contract or the individual Agreement has its domicile.

3. Bring a suit to the people’s court having jurisdiction in accordance with law.

During the dispute settlement period, if the dispute does not affect the performance of other provisions of this Contract, such other provisions shall continue to be performed.

Article 16 Appendix

The following attachments and other attachments confirmed by both parties shall form an integral part of this contract and have the same legal effect as this Contract.

1. Application for withdrawal

2. IOU

3. Notification Letter of Annualized Loan Interest Rate

Article 17 Other agreements

1. Without the written consent of the Lender, the Lender shall not assign any rights and obligations hereunder to any third party.

2. If the Lender is required to entrust other institutions of Bank of China Limited to perform the rights and obligations hereunder due to business needs, or assign the loan business hereunder to other institutions of Bank of China Limited to undertake and manage the loan business hereunder, the Borrower agrees. The other institutions of Bank of China Limited authorized by the Lender or the other institutions of Bank of China Limited that undertake the loan business hereunder shall have the right to exercise all the rights hereunder, and shall have the right to file a lawsuit in the court in the name of the Lender, submit the decision to an arbitration institution or apply for enforcement of any dispute hereunder.

3. Without prejudice to other provisions hereof, this Contract shall be legally binding on both parties and their successors and assigns lawfully created by each party.

Unless otherwise agreed, the parties shall designate the domicile set forth herein as the correspondence and contact address and the delivery address confirmed by both parties to be valid. The address of service shall be applicable to the delivery of various notices, contracts and other documents during the performance of the contract by both parties, as well as relevant documents and legal documents in case of disputes arising from the Contract, as well as the first instance, second instance, retrial and execution procedures after the disputes enter into arbitration or civil proceedings.

If the above address is changed, the changing party shall notify the other party of the changed address in writing 10 working days in advance. In arbitration or civil proceedings, if either party changes its address, it shall fulfill the obligation of serving notice of the change of address to the arbitration institution or the court. If either party fails to perform the notification obligation in the foregoing manner, the address for service confirmed herein shall still be deemed to be the effective address for service.

If the address for service provided or confirmed by either party is inaccurate or the party fails to promptly notify the other party and the court after the change of the address for service,

If the designated recipient refuses to sign for or other reasons, resulting in the legal document not actually received by the party, if the legal document is served by post, the date on which the document is returned shall be deemed as the date of service; Where the documents are served directly, the date on which the sender indicates the circumstances on the return certificate of service on the spot shall be deemed as the date of service. 5. Transactions under this Contract shall be conducted on the basis of their respective independent interests. If required by relevant laws, regulations and supervision, other parties to the transaction shall constitute affiliates or related persons of the Lender; Neither party seeks to use such affiliate relationship to affect the fairness of the transaction.

6. The headings and business names in this Contract are for convenience only and shall not be used to interpret the contents of the terms and the rights and obligations of the parties.

7. The Lender shall have the right to provide the information related to this Contract and other relevant information of the Borrower to the Financial credit information Basic database and other credit information databases established by law in accordance with relevant laws, regulations and regulatory provisions for the inquiry and use of appropriately qualified institutions or individuals in accordance with law. The Lender also has the right to inquire the Borrower’s relevant information through the Financial credit information Basic database and other credit information databases established by law for the purpose of the conclusion and performance of this Contract.

8. If the date of withdrawal or repayment falls on a legal holiday, it shall be postponed to the first working day after the holiday.

9. If the Lender fails to perform the Agreement or fails to perform the Agreement as agreed herein due to changes in laws, regulations, regulatory provisions or requirements of regulatory authorities, the Lender shall have the right to terminate or modify the performance of this Agreement and the individual agreements hereunder in accordance with changes in laws, regulations, regulatory provisions or requirements of regulatory authorities. If the Lender fails to perform this Agreement or fails to perform this Agreement in accordance with the provisions of this Agreement due to such termination or modification, the Lender shall be exempted from liability.

10. The Borrower may consult and complain about the Contract and the business and charges hereunder through the Lender’s telephone number listed herein.

Article 18 Effectiveness of the contract

This Contract shall come into force upon being signed and affixed with the official seal or special contract seal by the legal representatives (responsible persons) or their authorized signatories of both parties.

This contract is made in two originals, with each party holding one copy and each copy having the same legal effect.

Borrower: Guangzhou Shuzhi Communication Culture Co., LTD

Authorized signatory:

Date: May 17, 2024

Lender: Panyu Branch, Guangzhou, Bank of China Limited

Authorized signatory:

Date: May 17, 2024

Annex 1:

Application for Withdrawal

(for “ZHONGYINJIELITONGBAO” products)

No: PDK476780120240487

To: Panyu Branch, Guangzhou, Bank of China Limited

To: Panyu Sub-branch, Guangzhou, Bank of China Limited

In accordance with the Working Capital Loan Contract (For “ZHONGYINJIELITONGBAO” Products) signed by us and your Bank no. PDK476780120240487 (the “Loan Contract”), we hereby make the following withdrawal application to your bank:

I. We apply for a lump sum withdrawal under the Loan Contract:

The total amount of withdrawal is: RMB (currency); Six million Two hundred thousand yuan (in uppercase);¥6,200,000.00.

II. According to the loan contract, the loan shall be paid as follows

We authorize and entrust your bank to pay the loan directly according to the purpose agreed in the loan contract. That is, the loan is used to repay the outstanding principal balance under the Working Capital Loan Contract No. PDK476780120230344 (applicable to ZHONGYINJIELITONGBAO product) and the Withdrawal Application No. PDK476780120230344 (applicable to ZHONGYINJIELITONGBAO product) signed between the Borrower and the lender Amount (the amount specified in Article 1).

III. We confirm to you that:

1. The loan will be used for the purposes agreed in the loan contract.

2. From the date of the application to the date of withdrawal, all representations, warranties and promises made by us in the loan contract remain true, accurate, complete and valid.

3. As of the date of issuance of this application, there has been no material adverse change in our production, operation and financial credit standing.

4. As of the date of this application, there is no default or expected default event under or in connection with the Loan Contract, and we further confirm that no default event will occur or exist on the date of withdrawal.

5. We need to provide you with a valid payment document in accordance with your requirements.

6. This withdrawal application is irrevocable. We guarantee that all withdrawal preconditions in the loan contract have been fully met; This withdrawal, once issued, constitutes our liability to you under the above loan contract.

Applicant (Seal): Guangzhou Shuzhi Communication Culture Co., LTD

Authorized signatory:

Date:

Attachment:

Letter of Advice on the Annualized Interest Rate of the Loan

No. : /

To: Guangzhou Shuzhi Communication Culture Co., LTD

1. Our bank and your company have signed the Working Capital Loan Contract No. PDK476780120240487 (applicable to “ZHONGYINJIELITONGBAO” product). Under the aforesaid contract, the annualized interest rate of the loan provided by BOC as the lender to your Company is:. The annualized interest rate (simple interest) includes:

(1) The loan interest calculated according to the loan interest rate stipulated in paragraph 1 of Article 4 of the aforementioned contract;

(2) All kinds of expenses directly related to the loan as agreed in the aforementioned contract;

(3) All kinds of fees directly related to the loan separately signed by your company and our bank. (none)

2. This notification letter shall be an appendix to the aforesaid contract and constitute an integral part of the aforesaid contract. It shall have the same legal effect as the aforesaid contract.

Lender: Panyu Branch, Guangzhou, Bank of China Limited

Authorized signatory: